Exhibit 99.1

The Goldman Sachs Group, Inc.  I  200 West Street  I  New York, New York 10282

DREW FAUST JOINS GOLDMAN SACHS BOARD OF DIRECTORS

NEW YORK, July 5, 2018 – The Board of Directors of The Goldman Sachs Group, Inc. (NYSE: GS) today announced that Drew G. Faust has joined the Board as an independent director of the firm, effective July 2. Dr. Faust retired as President of Harvard University on June 30, 2018, having served in that role since 2007. She continues to serve as the Lincoln Professor of History at Harvard, a position she has held since 2001.

Dr. Faust’s appointment expands the Board to 12 directors, 10 of whom are independent. She will be a member of each of the firm’s Governance, Public Responsibilities and Risk Committees.

“Drew led Harvard through a decade of growth and transformation,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer of Goldman Sachs. “Her perspective and experience running one of the most complex and preeminent institutions in the world will benefit our board, our firm and our shareholders.”

In addition to serving as President, Dr. Faust served in various other roles during her career at Harvard, including as Founding Dean of the Radcliffe Institute for Advanced Study between 2001 and 2007. Previously, she also held a number of positions at the University of Pennsylvania between 1975 and 2000, including as the Annenberg Professor of History and the Director of the Women Studies Program.

Dr. Faust currently serves on the Educational Advisory Board of the John Simon Guggenheim Memorial Foundation. She is also a member of the American Academy of Arts & Sciences, American Philosophical Society, American Antiquarian Society, Organization of American Historians, Society of American Historians and Southern Historical Association. She previously served on the boards of Staples, Inc., The Broad Institute and the Harvard Management Company. She is a graduate of Bryn Mawr College, and received her master’s degree and doctoral degree from the University of Pennsylvania.

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The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Media Contact: Jake Siewert Tel: 212-902-5400	Investor Contact: Heather Miner Tel: 212-855-0758